Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
NETAPP AND DATA DOMAIN ENTER INTO REVISED
ACQUISITION AGREEMENT
Sunnyvale, Calif. and Santa Clara, Calif.—June 3, 2009—NetApp (NASDAQ:NTAP) and Data Domain (NASDAQ:DDUP) today announced that they have entered into a revised acquisition agreement under which NetApp will acquire all of the outstanding shares of Data Domain common stock for $30 per share in cash and stock in a transaction valued at approximately $1.9B, net of Data Domain’s cash.
“We are excited about this great opportunity for NetApp and Data Domain,” said Dan Warmenhoven, chairman and CEO of NetApp. “The synergies between our two companies will enable us to accelerate growth and market adoption more so than as separate entities. This partnership will create meaningful benefits for our global customers.”
“We are pleased with the revised terms of NetApp’s acquisition offer and feel it will provide great value to our shareholders and customers,” said Frank Slootman, president and CEO of Data Domain.
Transaction Details
Data Domain stockholders will have a right to receive a cash amount of $16.45 plus shares of NetApp common stock equal to the exchange ratio for each Data Domain share. The exchange ratio is equal to (i) 0.7783 shares of NetApp common stock if the “Closing Average” (as defined in the Merger Agreement) is less than $17.41, (ii) 0.6370 shares of NetApp common stock if the Closing Average is greater than $21.27, and (iii) that fraction of a share of NetApp common stock equal to the quotient obtained by dividing $13.55 by the Closing Average, if the Closing Average is (A) less than or equal to $21.27 and (B) greater than or equal to $17.41. The closing average means the average of the closing sales prices for NetApp common stock as reported on the NASDAQ Global Select Market for the 10 most recent consecutive trading days ending on the third trading day immediately prior to the closing of the first-step merger. Under certain conditions, NetApp may elect to reduce, or may be required to reduce, the stock consideration, and, in the event of such a reduction, NetApp will be required to increase the cash consideration.
The Board of Directors of Data Domain has unanimously approved the revised transaction agreement. The deal is anticipated to close in 60-110 days subject to customary closing conditions including regulatory approval.
NetApp first announced its definitive agreement to acquire Data Domain on May 20, 2009. For complete details on this acquisition, visit the page NetApp to Acquire Data Domain or www.netapp.com.
Forward-Looking Statements
This press release contains forward-looking statements, which involve a number of risks and uncertainties. NetApp and Data Domain caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. All such forward-looking statements include, but are not limited to, statements about the benefits of NetApp’s acquisition of Data Domain, including future financial and operating results, NetApp’s plans, objectives, expectations and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Data Domain stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in NetApp’s and Data Domain’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. NetApp and Data Domain disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
Additional Information and Where to Find It
NetApp plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction, and Data Domain plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about NetApp, Data Domain, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by NetApp and Data Domain through the web site maintained by the SEC at www.sec.gov and by contacting NetApp Investor Relations at (408) 822-7098 or Data Domain Investor Relations at (408) 980-4909. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on NetApp’s website at www.netapp.com and on Data Domain’s website at www.datadomain.com.
Participants in the Acquisition of Data Domain
NetApp, Data Domain and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Data Domain stockholders in connection with the proposed transaction will be set forth in the Proxy Statement/Prospectus described above when it is filed with the SEC. Additional information regarding NetApp’s executive officers and directors is included in NetApp’s definitive proxy statement, which was filed with the SEC on July 14, 2008, and additional information regarding Data Domain’s executive officers and directors is included in Data Domain’s Annual Report on Form 10-K/A for fiscal year ended December 31, 2008, which was filed with the SEC on April 30, 2009. You can obtain free copies of these documents from NetApp or Data Domain using the contact information above.
About Data Domain Data Domain is the leading provider of deduplication storage systems. Thousands of companies worldwide have purchased Data Domain systems to reduce storage costs and simplify data management. Data Domain delivers the performance, reliability and scalability to address the data protection and nearline storage needs of enterprises of all sizes. Data Domain products integrate into existing customer infrastructures and are compatible with leading enterprise backup and archive software products. To find out more about Data Domain, visit www.datadomain.com.
About NetApp
NetApp creates innovative storage and data management solutions that help our customers deliver outstanding cost efficiency and accelerate business breakthroughs. Discover our passion for helping companies around the world go further, faster at www.netapp.com.

Press Contacts:
NetApp PR Hotline Ph: (408) 822-3287 xdl-uspr@netapp.com	Data Domain Edward Luboja (203) 210-7404 edward.luboja@datadomain.com

Joele Frank / Matthew Sherman / Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449
Investor Contacts:
NetApp Billie Fagenstrom Ph: (408) 822-6428 billief@netapp.com	Data Domain Investor Relations (408) 980-4909

Joele Frank / Matthew Sherman / Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449